UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2004

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-3395	42-1406317
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 14, 2004 we executed a five year $100,000,000 Revolving Credit Agreement with various financial institutions and LaSalle Bank National Association as administrative agent and arranger.

Borrowings under the agreement will bear interest based upon LIBOR rates, the Federal Funds Rate or the Prime Rate. Under our current capital structure, borrowings under the agreement will bear interest at LIBOR plus 1%. This rate may change under differing capital structures over the life of the agreement. The agreement is secured by the common stock and membership interests of our subsidiaries. The agreement contains non-financial and financial covenants, including requirements of minimum fixed charge coverage ratios, minimum debt-to-EBITDA ratios and minimum tangible net worth. The agreement will expire on September 14, 2009 or on an earlier date in the instance of a default as defined in the agreement. As of September 16, 2004, no funds had been drawn under the agreement.

Item 1.02. Termination of a Material Definitive Agreement

On September 14, 2004, in connection with our entering into the agreement discussed under Item 1.01, we terminated our existing loan agreement with LaSalle Bank National Association, dated May 1, 2002, as amended, which had provided us with a $50,000,000 revolving line of credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

The information required by this item is included under Item 1.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: September 16, 2004	By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman and Chief Executive Officer